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                                                                     Exhibit 3.4

                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                        OF BLUE SKY COMMUNICATIONS, INC.

      In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Blue Sky Communications, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY
CERTIFY:

      1. The name of the Corporation is Blue Sky Communications, Inc.

      2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors of the Corporation:

            RESOLVED, THAT THE FOLLOWING AMENDMENT IS HEREBY ADOPTED AND
APPROVED:

            THE ARTICLES OF INCORPORATION OF THE CORPORATION ARE HEREBY AMENDED BY ADDING THE FOLLOWING AT THE END OF ARTICLE 3:

                  OF SUCH SHARES OF PREFERRED STOCK, TWO MILLION ONE HUNDRED SEVENTY-FIVE THOUSAND (2,175,000) SHARES SHALL BE DESIGNATED AS THE "SERIES A PREFERRED STOCK" AND SHALL HAVE THE TERMS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS AS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS ATTACHED HERETO AS EXHIBIT "F" AND MADE A PART HEREOF.

      3. The Certificate of Designations referenced as "EXHIBIT F" in the foregoing resolution is the same Certificate of Designations attached hereto as EXHIBIT "A" and included in these Articles of Amendment.

      4. The foregoing resolution containing the amendment was duly adopted on September 25, 2000 by the Corporation's Board of Directors. Shareholder approval was not required.

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      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned duly authorized officer, this 29th day of September, 2000.

                                        BLUE SKY COMMUNICATIONS, INC.


                                        By: ____________________________________
                                              Richard A. Cohen
                                              Vice President and General Counsel


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                           CERTIFICATE OF DESIGNATIONS
                                       OF
                      CONVERTIBLE SERIES A PREFERRED STOCK
                                       OF
                          BLUE SKY COMMUNICATIONS, INC.

         (Pursuant to Section 14-2-602 of the Georgia Corporation Code)

      The undersigned, being the Chairman of the Board of Directors of Blue Sky Communications, Inc., a Georgia corporation (the "Corporation"), certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors has adopted the following resolution creating a series of Preferred Stock of the Corporation designated as the Convertible Series A Preferred Stock:

      RESOLVED, that a series of Preferred Stock, par value $0.001 per share, consisting of 10,000,000 shares, is hereby authorized and the designation, amount, voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to any other rights applicable to the Preferred Stock of all series set forth in the Certificate of Incorporation of the Corporation) are hereby fixed as follows:

      1. DESIGNATION AND AMOUNT

      The shares of such series shall be designated as Convertible Series A Preferred Stock (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be 2,175,000. Such number of shares may be increased or decreased as provided for in Section 2(b) below or, in the event that less than 50% of the originally issued Series A Preferred Stock remain outstanding, then by a resolution duly adopted by the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation that are convertible into Series A Preferred Stock.

      2. VOTING RIGHTS

      (a) Except as provided in paragraph 2(b) hereof and as otherwise from time to time required by applicable law, each holder of the Series A Preferred Stock shall be entitled to cast


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one vote for each share of Common Stock issuable upon conversion of each share standing in its, his or her name on the record date, voting with the shares of Common Stock and not as a separate voting class.

      (b) For so long as 50% of the originally issued shares of Series A Preferred Stock remain outstanding, consent of the holders of at least 67% of the Series A Preferred Stock shall be required for any action which (i) within two years of the initial issuance of shares of Series A Preferred Stock, effects a liquidation, merger or reorganization in which the shareholders of the Corporation own less than 50% of the Corporation's voting power immediately after such consolidation, or sale of substantially all the assets of the Corporation; (ii) alters or changes the rights, preferences or privileges of the Series A Preferred Stock; (iii) increases or decreases the authorized number of shares of Series A Preferred Stock; (iv) creates (by reclassification or otherwise) any new class or series or any other security convertible into equity securities having a preference over or PARI PASSU with the Series A Preferred Stock; (v) does any act or thing which would result in taxation of the holders of the Series A Preferred Stock under Section 305 of the Internal Revenue Code;
(vi) declares or pays any dividend; (vii) causes or permits repurchase or redemption of any Common Stock (other than pursuant to employee agreements);
(viii) amends the Company's Articles of Incorporation or Bylaws in a manner that adversely affects the rights and privileges of the Series A Preferred Stock; or
(ix) increases the number of shares reserved under the Company's employee stock option plan other than as provided in a certain Stock Purchase Agreement between this Corporation and interWAVE Communications International, Ltd., dated October 2, 2000 (the "Stock Purchase Agreement"). The date of the Stock Purchase Agreement shall be defined as the "Original Issue Date."

      3. CONVERSION

      (a) Each share of Series A Preferred Stock shall have the right at any time, at such holder's option to convert such share into one (1) fully paid and non-assessable share of Common Stock of the Corporation.

      (b) To exercise the conversion privilege, the holder of shares of Series A Preferred Stock shall surrender the certificates representing such shares, accompanied by transfer instruments satisfactory to the Corporation and sufficient to transfer the Series A Preferred Stock being converted to the Corporation free of any adverse interest, at the principal place of business of the Corporation, and shall give written notice to the Corporation that the holder elects to convert such shares. Such notice shall also state the names, together with addresses, in which the certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at the Corporation's principal place of business to such holder, or on its, his or her written order, a certificate for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the


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provisions hereof. Balance certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series A Preferred Stock shall have been so surrendered and such notice received by the Corporation as aforesaid, and the persons in whose names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holders of record of the Common Stock represented thereby at such time, unless the stock transfer books of the Corporation shall be closed on the date on which shares of Series A Preferred Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such persons shall be deemed to have become such holders of record of the Common Stock at the close of business on such later day.

      (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock. Any share of Series A Preferred Stock surrendered for conversion which otherwise would result in a fractional share of Common Stock shall be redeemed at the then conversion price per share, payable as promptly as possible when funds are legally available therefor.

      (d) For purposes of this Section 3, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the date of the initial issuance of Series A Preferred Stock by the Corporation, or shares of any class or classes resulting from any reclassification thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

      (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock upon conversions of shares of Series A Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.


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      (f) All shares of Common Stock which may be delivered upon conversions of shares of Series A Preferred Stock shall upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. If necessary, the Corporation shall reduce the par value of the Common Stock so that all shares of Common Stock delivered upon conversions of shares of Series A Preferred Stock shall be fully paid and non-assessable.

      (g) The Corporation at all times shall reserve and keep available, out of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock is authorized in all respects.

      (h) The Series A Preferred Stock shall be automatically converted into Common Stock, at the then applicable conversion rate (i) upon the closing of a firmly underwritten public offering of the shares of Common Stock of the Company at a per share public offering price of not less than $8.40 per share (or such larger or smaller number as shall reflect the changes in the conversion value of the Series A Preferred Stock such that the per share offering price is at least
2.1 times the adjusted per share conversion price of the Series A Preferred Stock) and for a total offering of at least $25,000,000 prior to underwriting commission and expense or (ii) upon the election of the holders of at least 67% of the outstanding Series A Preferred Stock then outstanding.

      (i) In the event of any stock split, stock dividend, recapitalization, reclassification or other corporate restructuring changing the number of shares of Common Stock outstanding on a fully diluted basis, the conversion ratio described in Section 3(a) hereof shall be adjusted to preserve the same proportionate ownership of the Corporation as is reflected in the Stock Purchase Agreement and in the execution of that agreement.

      4. LIQUIDATION

      (a) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 4, a "Liquidation"), before any distribution of assets shall be made to the holders of the Common Stock or the holders of other stock that ranks junior to the Series A Preferred Stock in respect of distributions upon the Liquidation of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall be


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entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to four dollars ($4.00) per share.

      (b) If, upon any Liquidation of the Corporation, the assets available for distribution to the holders of Series A Preferred Stock and any other stock of the Corporation ranking on a parity with the Series A Preferred Stock upon Liquidation issued by the Corporation which shall then be outstanding (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holder of all outstanding shares of Series A Preferred Stock and all other such parity stock the full amounts to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the Series A Preferred Stock in connection with such Liquidation of the Corporation an amount equal to the product derived by multiplying the Total Amount Available times a fraction of which the numerator shall be the full amount to which the holders of the Series A Preferred Stock shall be entitled under the terms of Subsection (a) by reason of such Liquidation of the Corporation and of which the denominator shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the Series A Preferred Stock and all other stock ranking on a parity with the Series A Preferred Stock upon Liquidation then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation.

      (c) The voluntary sale, conveyance, lease, exchange or transfer of the property of the Corporation as an entirety or substantially as an entirety, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation (in which, in each case, the shareholders of the Company do not own a majority of the outstanding shares and voting interests of the surviving corporation), or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation shall be deemed to be a Liquidation of the Corporation for the purposes of this Section 4.

      (d) The holder of any shares of Series A Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate or certificates representing such shares of Series A Preferred Stock and (ii) a transfer instrument or instruments satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

      (e) After payment of the full amount of the liquidating distribution to the holders of the Series A Preferred Stock, all of the holders of the Common Stock shall receive a liquidation distribution in an amount equal to an aggregate of $4,700,000 paid by the original purchasers of the Series A Preferred Stock.


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      (f) After payment of the full amount of the liquidating distributions to which the holders of the Series A Preferred Stock and holders of the Common Stock are entitled, respectively, the holders of shares of Series A Preferred Stock shall participate (pro rata on an as converted basis with the holders of the Common Stock) in any distribution of any remaining assets by the Corporation.

      5. PAYMENTS

      (a) The Corporation may provide funds for any amount distributable with respect to any Series A Preferred Stock under Section 5 hereof by depositing such funds with a bank or trust company selected by the Corporation having a net worth of at least $50,000,000 and organized under the laws of the United States or any state thereof or such other financial institution satisfactory to the Corporation in trust for the benefit of the holder of such shares of Series A Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payment by the holder of such shares of Series A Preferred Stock which shall reasonably be required by the Corporation. The Corporation shall be entitled to make any deposit of funds contemplated by this Section 5 under arrangements designated to permit such funds to generate interest or other income for the Corporation, and the Corporation shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this Section 5, provided that the Corporation shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy. If the conditions precedent to the disbursement of any funds deposited by the Corporation pursuant to this Section 5 shall not have been satisfied within two years after the establishment of the trust for such funds, then (i) such funds shall be returned to the Corporation upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them;
(iii) the person entitled to the payment for which such funds shall have been originally intended shall have the right to look only to the Corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Corporation.

      (b) Any payment which may be owed in payment of any amount distributable with respect to the shares of Series A Preferred Stock under Section 5 shall be deemed to have been paid or properly provided for upon the earlier to occur: (i) the date upon which funds sufficient to make such payment shall be deposited in a manner contemplated by Subsection (a) hereof; or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at the address of such person then appearing on the books of the Corporation; or (iii) the execution by the Corporation and the holder of the Series A Preferred Stock of a promissory note on mutually agreeable terms.


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      6. STATUS OF REACQUIRED SHARES

      Shares of Series A Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares of Series A Preferred Stock which have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to Series and subject to later issuance.

      7. PREEMPTIVE RIGHTS

      (a) Subject to the limitations of this Section 7, a holder of shares of Series A Preferred Stock (a "Holder") is entitled to preemptive rights to purchase such Holder's pro rata share of all or any part of any New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue until such time as the Corporation has obtained $65 million of financing, of which the sale of shares of Series A Preferred Stock described in the Stock Purchase Agreement represents the first $4.7 million. For purposes of this preemptive right, a Holder's pro rata share is the ratio that the number of shares of Common Stock of the Corporation on a fully-diluted basis then held by such Holder bears to the total number of shares of Common Stock of the Corporation on a fully-diluted basis then outstanding.

      (b) Except as set forth in the next succeeding sentence, "New Securities" shall mean any shares of capital stock of the Corporation, including Common Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock. Notwithstanding the foregoing, "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, in connection with a public offering, (ii) securities issued in the acquisition of another corporation or entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or transaction governed by Rule 145 under the Securities Act of 1933, as amended, (iii) shares of Common Stock or related options convertible into or exercisable for such Common Stock, up to ten percent (10%) in the aggregate of the number of shares of the Corporation's capital stock on a fully-diluted basis as of the date of issuance of such stock or options, without regard to the number of such options or shares outstanding on the date hereof, issued or granted after the date hereof to employees, officers and directors of, and consultants to, the Corporation pursuant to arrangements approved by the Board, (iv) stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Certificate of Designation shall apply with respect to the initial sale or grant by the Corporation of such rights or agreements which do not relate to issuance by the Corporation of any securities which have rights on parity with or senior to the Series A Preferred Stock, or
(v) stock issued in connection with any pro rata stock split, stock dividend or recapitalization by the Corporation. A vote of the Series A Director


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shall be required for items (ii) and (iv) to be excluded from the definition of
New Securities, otherwise, the Holder who is a party to that Shareholders' Rights Agreement with the Corporation shall have the option to purchase additional shares of capital stock of the Corporation pursuant to the terms of that agreement.

      (c) In the event the Corporation proposes to undertake an issuance of New Securities, the Corporation shall give each Holder written notice of such intention, describing the type of New Securities, and the price and terms upon which the Corporation proposes to issue the same. A Holder shall have thirty
(30) days from the date of receipt of any such notice to agree to purchase up to its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

      (d) If a Holder fails to exercise such preemptive right within said 30-day period, the Corporation shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Holder at a price and upon the terms no more favorable to the purchasers of such securities than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Corporation shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above.

      (e) The preemptive right granted herein shall expire with respect to the Corporation upon the closing of an underwritten offering by the Corporation to the general public which is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, and such preemptive right and related right of notice shall not apply to the offer or sale of shares pursuant to such public offering.

      8. LEGAL HOLIDAYS

      In any case where any date on which a holder's action is required shall not be a Business Day (as defined below), then notwithstanding any other provision hereof, conversion of the shares of Series A Preferred Stock need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on such required date; provided, that for purposes of computing such payment, no interest shall accrue for the period from and after such required date. As used in this Section 8, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the State of Georgia are authorized or obligated by law or executive order to close.


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      IN WITNESS WHEREOF, we have executed this Certificate of Designations and affirm that the statements made herein are true under the penalties of perjury, this 29th day of September, 2000.

                                        BLUE SKY COMMUNICATIONS, INC.


                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


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STATE OF   )
           : ss.:
COUNTY OF  )

      On the ___day of , 2000, before me came to me known, who being by me duly sworn did depose and say that he/she resides at ___________________________, city of ____________________ , state of ; that he/she is the ___________ of Blue
Sky Communications, Inc., the corporation described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that it was so affixed by the order of the Board of Directors of said corporation; and that he/she signed his/her name thereto by like order.


                                        ________________________________________
                                        Name: __________________________________
                                        Notary Public, __________________ County


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